UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (date of earliest event reported): February 7, 2013

HEARTWARE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34256	26-3636023
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

205 Newbury Street, Suite 101

Framingham, MA 01701

(Address of principal executive offices)

Registrant’s telephone number, including area code:

508.739.0950

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On February 7, 2013, the Compensation Committee of the Board of Directors of HeartWare International, Inc. approved 2013 merit adjustments in base salary, 2012 annual incentive compensation and 2013 annual equity awards for our executive officers, including our named executive officers or NEOs. Merit adjustments for NEOs were based on a review of benchmarking data for similarly situated companies previously provided by Pearl Meyer & Partners, independent compensation consultants, as well as individual and corporate performance. The base salary for 2013 of Mr. Godshall, our chief executive officer, was increased from $525,000 to $543,375, Mr. McAree, our chief financial officer, from $320,000 to $325,370, Mr. LaRose, our chief scientific officer, from $324,000 to $332,561, Mr. Knopf, our general counsel, from $319,300 to $330,476, and Mr. Yocher, our head of regulatory affairs and quality assurance, from $275,000 to $281,875. Annual incentive compensation for 2012 was based on partial achievement of corporate performance objectives and achievement of individual performance goals. Mr. Godshall’s incentive award was set at $315,000, Mr. McAree’s at $54,000 (after proration from his hire date), Mr. LaRose’s at $110,000, Mr. Knopf’s at $104,000 and Mr. Yocher’s at $88,000. Equity awards were in the form of restricted stock units with eighty percent vesting in equal installments on the first four anniversaries of the grant date and twenty percent vesting upon the achievement of individualized performance milestones. Mr. Godshall was awarded 25,000 units (subject to stockholder approval in accordance with ASX Listing Rules), Mr. McAree 7,000 units, Mr. LaRose 8,000 units, Mr. Knopf 7,000 units and Mr. Yocher 4,000 units.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HeartWare International, Inc.

Date: February 11, 2013	By:	/s/ Lawrence J. Knopf
Name: Lawrence J. Knopf
Title: Senior Vice President and General Counsel